Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors

Preston Hollow Community Capital, Inc.:

We consent to the use of our report dated July 6, 2021, with respect to the consolidated financial statements of Preston Hollow Capital, LLC, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Dallas, Texas

July 21, 2021